Exhibit 99.1

McDermott Reports Fourth Quarter 2012 Financial Results

EPS of $0.17; Strong Performance in Asia Pacific

Fourth quarter 2012 bookings and recent awards provide improved revenue visibility for 2013

HOUSTON--(BUSINESS WIRE)--February 28, 2013--McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) today reported net income of $40.5 million, or $0.17 per diluted share, for the 2012 fourth quarter. The results of the 2012 fourth quarter compare to income from continuing operations of $9.3 million, or $0.04 per diluted share, in the corresponding period of 2011. Weighted average common shares outstanding on a fully diluted basis were approximately 237.8 million and 236.9 million in the quarters ended December 31, 2012 and 2011, respectively.

McDermott’s revenues were $996.0 million for the 2012 fourth quarter, an increase of 22 percent compared to $816.2 million in the corresponding period of 2011. The year-over-year increase was primarily due to a 36 percent increase in revenues in the Asia Pacific segment as a result of increased marine activity on a subsea project, coupled with increased revenues in the Middle East and Atlantic segments.

The Company’s operating income in the 2012 fourth quarter was $77.3 million, an increase of 146 percent compared to $31.4 million in the 2011 fourth quarter. Results in the fourth quarter 2011 included approximately $66 million in pretax and after-tax charges primarily related to loss projects in Mexico and Brazil. The fourth quarter 2012 results were negatively affected by an aggregate of approximately $32 million of project losses and increased costs on certain projects, including approximately $23 million in the Asia Pacific segment as a result of incremental costs associated with anticipated productivity and project delays on one subsea project, which is expected to complete in late 2013. The Atlantic segment also was impacted by increased cost estimates relating to two fabrication projects totaling approximately $9 million, due to lower than expected productivity, which are expected to complete in mid-2013.

The Company’s other income for the fourth quarter of 2012 was $8.7 million, an improvement of $4.8 million compared to other income of $3.9 million in the fourth quarter of 2011, primarily due to higher foreign currency gains.

At December 31, 2012, the Company’s backlog was $5.1 billion, compared to $3.9 billion and $5.3 billion at December 31, 2011 and September 30, 2012, respectively. Of the December 31, 2012 backlog, approximately $545 million is from six projects currently in a loss position, primarily relating to the recently commenced project in the Asia Pacific segment and a five-year charter in Brazil, where future revenues are expected to equal costs when recognized. In addition, the backlog includes approximately $162 million for one project under deferred profit recognition.

“There were a number of positives during the quarter as fourth quarter bookings, combined with awards received in the first quarter 2013, maintained a strong backlog and improved revenue visibility for the coming year,” said Stephen M. Johnson, Chairman of the Board, President and Chief Executive Officer of McDermott. “We expect to recognize $2.6 billion in revenue in 2013 from our existing backlog and recent awards. With this revenue, combined with additional short-term work that we typically accrue throughout the year, we expect to see total revenues in the range of $3 billion in 2013. With increased bidding activity and the company’s continued balance sheet strength, we believe McDermott is well positioned to meet the growing customer demand in each of our market segments.”

Balance Sheet Summary

As of December 31, 2012, McDermott reported total assets of approximately $3.3 billion. Included in this amount was $704.3 million of cash and cash equivalents, restricted cash and investments. Net working capital, calculated as current assets less current liabilities, was $676.8 million. Additionally, total equity was $2.0 billion, or approximately 61% of total assets, with total debt of $102.7 million.

Full-year 2012 Overview

For the year ended December 31, 2012, McDermott reported revenues of $3.6 billion, with operating income of $319.3 million and net income of $206.7 million, or $0.87 per fully diluted share. Operating income for 2012 in the Asia Pacific segment benefited significantly from lower expected costs to complete the marine campaign on an engineering, procurement, construction and installation project, which is expected to complete in early 2013. These gains were partially offset by project losses across each segment totaling approximately $52.0 million.

OTHER INFORMATION

Conference Call

McDermott has scheduled a conference call and webcast related to its fourth quarter and full year 2012 results on Friday, March 1, 2013, at 9:00 a.m. U.S. Central Standard Time. Interested parties may listen over the Internet through a link posted in the Investor Relations section of the Company's website. The replay will also be available on the Company's website following the end of the live call.

About the Company

McDermott is a leading engineering, procurement, construction and installation (“EPCI”) company focused on executing complex offshore oil and gas projects worldwide. Providing fully integrated EPCI services for upstream field developments, the Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning. McDermott’s customers include national, major integrated and other energy companies. Operating in approximately 20 countries across the Atlantic, Middle East and Asia Pacific, the Company’s integrated resources include approximately 14,000 employees and a diversified fleet of marine vessels, fabrication facilities and engineering offices. McDermott has served the energy industry since 1923. To learn more, please visit McDermott’s website on the Internet at www.mcdermott.com.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact McDermott's actual results of operations. These forward-looking statements include statements about backlog, to the extent backlog may be viewed as an indicator of future revenues, McDermott’s improved revenue visibility for 2013, including our expectation for total revenue in the range of $3 billion in 2013, our expectation that McDermott will recognize $2.6 billion in revenue in 2013 from existing backlog and recent awards, the expected timing for completion of certain projects, McDermott’s increased bidding activity and continued balance sheet strength, and our belief that McDermott is well positioned to meet growing customer demand in each of our market segments. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks, including adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog, changes in project design or schedules, changes in the scope or timing of contracts, and contract cancellations, change orders and other modifications. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2012. This news release reflects management's views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(In thousands)

Revenues	$995,953	$816,175	$3,641,624	$3,445,110

Costs and Expenses:
Cost of operations	853,048	726,409	3,100,009	2,980,390
Selling, general and administrative expenses	60,047	48,175	205,974	212,002
Loss on asset impairments	-	5,488	-	5,488
(Gain) loss on asset disposals	(123)	(371)	(405)	(8,478)

Total Costs and Expenses	912,972	779,701	3,305,578	3,189,402

Equity in Loss of Unconsolidated Affiliates	(5,693)	(5,044)	(16,719)	(4,985)

Operating Income	77,288	31,430	319,327	250,723

Other Income (Expense):
Interest income	441	788	4,656	1,848
Interest expense	-	(114)	-	(529)
Gain (loss) on foreign currency–net	8,957	3,591	20,142	1,234
Other expense–net	(707)	(400)	(995)	(1,985)

Total other income (expense)	8,691	3,865	23,803	568

Income from continuing operations before provision for income taxes, discontinued operations and noncontrolling interest	85,979	35,295	343,130	251,291
Provision for Income Taxes	42,200	26,773	129,204	87,124

Income from continuing operations before discontinued operations and noncontrolling interest	43,779	8,522	213,926	164,167
Total income (loss) from discontinued operations, net of tax	-	(19,271)	3,497	(12,812)

Net Income	43,779	(10,749)	217,423	151,355

Less: net income attributable to noncontrolling interests	3,235	780	10,770	12,625

Net Income Attributable to McDermott International, Inc.	$40,544	$(9,969)	$206,653	$138,730

McDERMOTT INTERNATIONAL, INC. EARNINGS PER SHARE COMPUTATION

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

	(In thousands, except share and per share amounts)

Income from continuing operations less noncontrolling interests	$40,544	$9,302	$203,156	$151,542
Income (loss) from discontinued operations, net of tax	-	(19,271)	3,497	(12,812)

Net income (loss) attributable to McDermott International, Inc.	$40,544	$(9,969)	$206,653	$138,730

Weighted average common shares	235,847,019	235,041,313	235,638,422	234,598,901
Effect of dilutive securities:
Stock options, restricted stock and restricted stock units	1,971,339	1,882,795	1,981,266	2,441,606

Adjusted weighted average common shares and assumed exercises of stock options and vesting of stock awards	237,818,358	236,924,108	237,619,688	237,040,507

Basic earnings per share:
Income from continuing operations less noncontrolling interests	0.17	0.04	0.86	0.65
Income (loss) from discontinued operations, net of tax	-	(0.08)	0.01	(0.05)
Net income (loss) attributable to McDermott International, Inc.	0.17	(0.04)	0.88	0.59

Diluted earnings per share:
Income from continuing operations less noncontrolling interests	0.17	0.04	0.86	0.64
Income (loss) from discontinued operations, net of tax	-	(0.08)	0.01	(0.05)
Net income (loss) attributable to McDermott International, Inc.	0.17	(0.04)	0.87	0.59

SUPPLEMENTARY DATA

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

	(In thousands)
Pension expense	$378	$4,125	$1,530	$19,492
Depreciation & amortization expense	$20,484	$22,491	$86,440	$82,391
Drydock amortization expense	$3,939	$6,231	$25,545	$24,567
Capital expenditures	$107,026	$50,749	$286,310	$282,621
Backlog	$5,067,164	$3,881,063	$5,067,164	$3,881,063

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
	(In thousands, except share and per share amounts)
Assets
Current Assets:
Cash and cash equivalents	$640,147	$570,854
Restricted cash and cash equivalents	18,116	21,962
Investments	19,242	109,522
Accounts receivable--trade, net	428,800	445,808
Accounts receivable--other	75,461	53,386
Contracts in progress	560,154	287,390
Deferred income taxes	9,765	11,931
Assets held for sale	2,679	3,197
Other current assets	35,425	33,135
Total Current Assets	1,789,789	1,537,185
Property, Plant and Equipment	2,115,176	1,958,877
Less accumulated depreciation	(833,385)	(857,012)
Net Property, Plant and Equipment	1,281,791	1,101,865
Assets Held for Sale	26,758	55,571
Investments	26,750	29,484
Goodwill	41,202	41,202
Investments in Unconsolidated Affiliates	37,435	42,659
Other Assets	129,902	184,848
Total Assets	$3,333,627	$2,992,814

Liabilities and Equity
Current Liabilities:
Notes payable and current maturities of long-term debt	$14,146	$8,941
Accounts payable	400,007	315,514
Accrued liabilities	108,963	116,051
Accrued employee-related benefits	57,391	29,072
Accrued contract costs	203,064	164,392
Advance billings on contracts	241,696	320,438
Deferred income taxes	10,758	13,187
Income taxes payable	76,986	54,181
Total Current Liabilities	1,113,011	1,021,776
Long-Term Debt	88,562	84,794
Self-Insurance	22,641	23,585
Pension Liability	25,069	21,295
Other Liabilities	132,239	107,652
Commitments and Contingencies
Stockholders’ Equity:
Common stock, par value $1.00 per share, authorized 400,000,000 shares; issued and outstanding 243,442,156 and 242,416,424 shares at December 31, 2012 and December 31, 2011, respectively	243,442	242,416
Capital in excess of par value	1,391,271	1,375,976
Retained earnings	445,756	239,103
Treasury stock, at cost, 7,574,903 and 7,359,983 shares at December 31, 2012 and December 31, 2011, respectively	(98,725)	(95,827)
Accumulated other comprehensive loss	(94,413)	(102,030)
Stockholders’ Equity--McDermott International, Inc.	1,887,331	1,659,638
Noncontrolling Interests	64,774	74,074
Total Equity	1,952,105	1,733,712
Total Liabilities and Equity	$3,333,627	$2,992,814

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2012	2011	2010
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$217,423	$151,355	$227,712
(Income) loss from discontinued operations, net of tax	(3,497)	12,812	34,900
Income from continuing operations	213,926	164,167	262,612
Non-cash items included in net income:
Depreciation and amortization	86,440	82,391	76,452
Drydock amortization	25,545	24,567	26,205
Equity in loss of unconsolidated affiliates	16,719	4,985	7,594
Gains on asset disposals	(405)	(8,478)	(2,440)
Loss on asset impairments	-	5,488	24,660
Provision for deferred taxes	3,847	1,650	1,830
Stock-based compensation charges	15,369	17,825	16,458
Other non-cash items	8,367	18,096	13,307
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	(5,920)	(152,840)	(6,457)
Net contracts in progress and advance billings on contracts	(351,604)	(151,157)	182,472
Accounts payable	84,430	71,291	(38,536)
Accrued and other current liabilities	36,922	56,049	40,110
Income taxes	22,832	17,138	84,269
Pension liability and accrued postretirement and employee benefits	36,897	(83,263)	(106,338)
Other	16,419	29,537	(197,871)
NET CASH PROVIDED BY OPERATING ACTIVITIES--CONTINUING OPERATIONS	209,784	97,446	384,327
NET CASH USED IN OPERATING ACTIVITIES--DISCONTINUED OPERATIONS	-	(1,426)	(44,153)
TOTAL CASH PROVIDED BY OPERATING ACTIVITIES	209,784	96,020	340,174

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(286,310)	(282,621)	(186,862)
(Increase) decrease in restricted cash and cash equivalents	3,846	175,899	(142,853)
Purchases of available-for-sale securities	(95,964)	(546,822)	(1,491,329)
Sales and maturities of available-for-sale securities	191,298	693,424	1,363,803
Investments in unconsolidated affiliates	(5,084)	(1,058)	(32,550)
Proceeds from asset dispositions and other investing activities	3,291	9,943	2,870
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES--CONTINUING OPERATIONS	(188,923)	48,765	(486,921)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES--DISCONTINUED OPERATIONS	60,671	-	(65,084)
TOTAL CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(128,252)	48,765	(552,005)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt	19,034	46,987	3,423
Payment of debt	(10,061)	(8,606)	(8,540)
Purchase of treasury shares	(2,898)	(10,092)	(15,715)
Cash contribution from The Babcock & Wilcox Company	-	-	100,000
Distributions to NCI	(20,135)	(2,524)	-
Debt issuance costs and other financing activities	267	(4,476)	(3,076)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES--CONTINUING OPERATIONS	(13,793)	21,289	76,092
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES--DISCONTINUED OPERATIONS	-	1,426	(109,600)
TOTAL CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(13,793)	22,715	(33,508)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH	1,554	(109)	(80)
TRANSFER OF CASH TO THE BABCOCK & WILCOX COMPANY	-	-	(250,388)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	69,293	167,391	(495,807)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	570,854	403,463	899,270
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$640,147	$570,854	$403,463

CONTACT:
McDermott International, Inc.
Investors, Analysts and Financial Media:
Steven D. Oldham, 281-870-5147
Vice President, Treasury and Investor Relations
soldham@mcdermott.com
or
Trade and General Media:
Louise Denly, 281-870-5025
Director, Corporate Communications
ldenly@mcdermott.com